Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, President and CEO
July 31, 2008
FINAL

Thank you James, and good morning everyone.

I am very pleased with our results for the 2nd quarter. Our performance reflects the success of initiatives that we put into place during the past few years, including the expanded diversification of our portfolio. Our barge and wind towers businesses are excellent examples of this. During the 2nd quarter, our Inland Barge Group earned $27 million and our Energy Equipment Group earned $25 million. These earnings are significantly greater for each group than earnings during the same quarter last year.

Despite a highly competitive railcar market, our Rail Group generated an operating profit of $72 million for the 2nd quarter. This was consistent with our lst quarter results. The Rail Group’s operating margin was a solid 12.3%. Industry orders for railcars in the 2nd quarter were up 5% year over year. Our quarterly order rate was more than double what it was last year during the 2nd quarter and 80% more than the 1st quarter of this year. I am very pleased with the fact that our railcar backlog increased. This is a result of our focus on obtaining orders that help us maintain production continuity and minimize line changeovers. Industry pricing remains highly competitive, indicating a challenging railcar market. Customers are getting excellent value at current pricing levels.

During the next few quarters we expect to see the margins in our railcar group reflect the highly competitive conditions they are experiencing along with material cost increases. We are not sure how long the decreased demand levels will continue. Fortunately rail is still a very efficient mode of transportation and fleet statistics continue to reflect replacement opportunities. In the interim, we are taking steps to shift a portion of our production capacity to wind towers. Responding to customer demand levels by shifting production capacity is one of Trinity’s core strengths.

Trinity’s Leasing and Management Services Group had a good 2nd quarter. We continued to invest in our future by increasing the size of our lease fleet. Our railcar lease fleet surpassed 41,000 railcars. Three years ago at this time, our lease fleet totaled 22,300 units. We have made significant progress in achieving our goal of increasing the size of our railcar lease fleet. Steve will provide more information about TrinityRail’s performance.

Trinity’s Construction Products Group also had a great 2nd quarter. This group’s operating profit increased 34% year over year from $16 million to $21 million. We completed another small concrete divestiture during the 2nd quarter. The divestiture was consistent with the steps we took last year to improve our concrete businesses’ profitability. We are in the prime period of the construction season and demand continues to be good. We are exploring opportunities to expand our concrete business in areas where demand remains steady.

Our highway products business has also been steady during this busy season. We sell our highway products in a number of other countries and every state in the U.S. We have a wide variety of products to offer customers and the ability to shift production as the demand moves from product to product. If the weather continues to cooperate, we expect the balance of the construction season to be in line with normal seasonal activity.

I remain very optimistic about our structural wind towers business. We continue to explore additional ways to expand our participation in the wind energy market. We are very pleased with the Texas Public Utility Commission’s decision to fund additional transmission lines for wind energy. Texas is at the heart of our market and we expect the PUC’s action will encourage our customers to pursue additional wind farms. We have targeted Mexico and the central part of the United States as our key markets. Order inquiries remain strong and we expect our backlog to grow as we progress through the year. Our large order backlog enables us to stage our growth and maximize our efficiencies.

Later this year, we will start converting two existing railcar facilities to wind tower production. This is part of an expansion plan that we have in progress to satisfy the growing demand for wind towers.

Our ability to convert a facility from one product to another is a key strength in our company. It allows us to aggressively pursue orders for a variety of products. We can select products which provide the best returns and then quickly ramp up facilities. Our highly skilled work force makes this possible.

Our raw materials market remains very dynamic. Global demand for steel remains very strong. As a result, some steel products are on allocation. Fortunately, Trinity has a lengthy track record as a steel buyer and we purchase a significant volume of steel on a consolidated basis. We are one of the largest purchasers of plate steel in North America. We are currently focusing on securing the steel sources we need for 2009 and beyond.

Because demand is so great, pricing is a major challenge in the plate steel market. The prices of the key raw materials required to produce steel are increasing at a rapid pace and impacting steel prices. The entire supply chain in the capital goods market is being challenged to absorb another round of commodity cost increases. As our products absorb the higher costs of raw materials, we must be able to pass these increases on to our customers. It is too early to predict the full economic effect of steel cost increases. The majority of the long term orders in our backlogs have some type of provision for cost increases. Some do not, however, and in those instances, our margins will be reduced unless we can lower our costs. We have attempted to take this into account in the forward looking earnings estimates and margin guidance figures that we provide. We will update this information on our quarterly earnings conference calls.

From an overall perspective, I continue to be very pleased with the performance of our company. We remain highly focused on our costs and strategic opportunities as we confront the challenges associated with a tough national economy and volatile capital goods market. We expect to continue to benefit from the investments we have made during the past and we are exploring additional investments that should benefit us in the future. Our momentum continues.

I’ll now turn it over to Steve Menzies to make his comments.